Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Charles N. Funk MidWestOne Financial Group, Inc. 319.356.5800 cfunk@midwestone.com

ORTALE NAMED MIDWESTONE CFO

(May 29, 2009) Iowa City, Iowa – MidWestOne Financial Group, Inc. is pleased to announce the promotion of Gary J. Ortale to the position of Executive Vice President & Chief Financial Officer of the Company and its subsidiary bank, MidWestOne Bank.

Ortale joined the organization in 1987 as the Vice President & Controller of Iowa State Bank & Trust Company and in 2002 became the bank’s Senior Vice President & CFO. Following the March 2008 merger of ISB Financial Corp. and the former MidWestOne Financial Group, Inc., Ortale assumed the role of Senior Vice President & Chief Risk Officer. He also has been serving as Interim CFO since the December 31, 2008 retirement of Company’s previous CFO, David Meinert.

“We are very pleased with the work that Gary has done while in the interim CFO role,” said Charles N. Funk, President and CEO. “We are fortunate to have someone with his wealth of experience to be able to promote from within our company.”

Ortale has more than thirty years of banking experience with the last 22 years spent with the Company and its subsidiary bank. He holds a bachelor’s degree in Accounting from Drake University and is a CPA. Ortale and his wife, Kris, reside in Coralville, Iowa.

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Additional Information About MidWestOne Financial Group, Inc.

MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. MidWestOne Financial is the parent company of MidWestOne Bank, which has a total of 28 banking offices in Iowa and provides electronic delivery of financial services through its website, www.midwestone.com. MidWestOne Financial trades on the NASDAQ Global Select Market under the symbol MOFG.